ESCALON MEDICAL CORP.
435 Devon Park Drive
Building 100
Wayne, PA 19087
(Nasdaq Capital Market: ESMC)

AT THE COMPANY

Richard J. DePiano Chairman and CEO

610/688-6830

FOR IMMEDIATE RELEASE

ESCALON® MEDICAL CORP. SELLS ITS
CLINICAL DIAGNOSTICS BUSINESS

Wayne, PA – October 4, 2012 – Escalon Medical Corp. (Nasdaq: ESMC) (the “Company”) today announced the sale of its Clinical Diagnostics Business to ERBA Diagnostics, Inc. (NYSE MKT: ERB).

The Escalon Clinical Diagnostics Business (“ECD’) consists of Drew Scientific, Inc., and its wholly owned subsidiaries JAS Diagnostics, Inc. (“JAS”) and Drew Scientific Limited Co. ECD develops and sells A1c and Hematology diagnostic instruments, reagents and chemistries. Drew was focused on providing instrumentation and consumables for the physician office labs, small hospital labs and veterinary research laboratories. Drew also supplies the reagent and other consumable materials needed to operate the instruments. JAS specializes in the manufacture of a broad range of liquid stable, diagnostics chemistry reagents used in IVD tests. Many of these reagents are single vial stable, which offer ease of use, increased speed of results and extended on-board stability. The sales price was $6,500,000 in cash.

The Company acquired Drew in 2004. Since the Company’s entry into the clinical diagnostics business, the Company’s strategic objective had been to expand our presence in the reagent segment of the IVD market. Drew was focused on the equipment side of the IVD business; JAS synergistically expanded the Company’s position into the clinical chemistry consumable market. The Company restructured the business in an effort to position it for profitability. As the path to profitability was longer than anticipated, the Company continued to invest into the business. Management realized that further investment and focus was needed to move ECD into profitability. Therefore, as the opportunity to seek strategic partners developed into opportunities for combinations, management pursued the opportunity presented by ERBA Diagnostics. ERBA Diagnostics develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software, specializing in a full range of products from ERBA international group of companies in USA, Italy, Czech Republic, India and Turkey, including not only the Autoimmune and Infectious Elisa product lines, but also the full line of biochemistry, clinical chemistry and urine analysis products.

“The sale of Escalon Clinical Diagnostics business was based on the continuing extensive strategic evaluation and enables us to better focus our efforts and resources on our Ophthalmic business” said Richard J. DePiano, Jr., President of Escalon. “We expect to use the cash we receive in the transaction to strengthen our balance sheet, to provide additional working capital, enhance our ability to strategically expand our Ophthalmic business and provide the means to selectively pursue opportunities for synergistic growth”.

Escalon Clinical Diagnostics revenues from operations were $12,985,000, $13,708,000 and $18,077,000, in fiscal 2012, 2011, 2010, respectively. The sale of this business will have a material effect on earnings in subsequent periods.

Since 1997, the Company has acquired selective business’s or product lines with a mission to enhance or expand such for the sole purpose of creating shareholder value. During this time the Company has acquired six separate businesses or product lines and has divested of five. Each divesture provided Escalon with a stronger balance sheet and provided additional working capital, both of which enable it to grow its business.

Founded in 1987, the Company (www.escalonmed.com) develops markets and distributes ophthalmic diagnostic and surgical products. The Company seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Company ‘s distribution capabilities, although such partnerships or acquisitions may not occur. The Company has headquarters in Wayne, Pennsylvania and operations in Long Island, New York, New Berlin, Wisconsin and Stoneham, Massachusetts.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. These statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to:

•	implement its growth and marketing strategies, improve upon the operations of the Company business units, including the ability to make acquisitions and the integration of any acquisitions it may undertake, if any, of which there can be no assurance,

•	implement cost reductions,

•	generate cash,

•	identify, finance and enter into business relationships and acquisitions.

Other factors include uncertainties and risks related to:

•	new product development, commercialization, manufacturing and market acceptance of new products,

•	marketing acceptance of existing products in new markets,

•	research and development activities, including failure to demonstrate clinical efficacy,

•	delays by regulatory authorities, scientific and technical advances by the Company or third parties,

•	introduction of competitive products,

•	ability to reduce staffing and other costs and retain benefit of prior reductions

•	third party reimbursement and physician training, and

•	general economic conditions.

Further information about these and other relevant risks and uncertainties may be found in the Company’s report on Form 10- K for year ended June 30, 2012, and its other filings with the Securities and Exchange Commission, all of which are available from the Securities and Exchange Commission as well as other sources.

# # #